UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FRONT YARD RESIDENTIAL CORPORATION
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FRONT YARD RESIDENTIAL SENDS LETTER TO STOCKHOLDERS

Highlights Incumbent Board’s Actions Designed to Enhance Long-Term Stockholder Value, Track Record of Execution, and Relevant Skills and Industry Expertise Necessary to Continue to Position Company for Success

Underscores Snow Park’s Serious Conflicts of Interest, Misalignment with Stockholders and Nominees’ Lack of Applicable Experience

Urges Stockholders to Vote the WHITE Proxy Card “FOR ALL” of Front Yard’s Director Nominees Who Are Highly Qualified and Committed to Enhancing Long-term Value for Stockholders

CHRISTIANSTED, U.S. Virgin Islands - May 15, 2019 - Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI) is today mailing a letter to stockholders in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders on May 23, 2019. Front Yard urges stockholders to protect their investment by voting the WHITE proxy card “FOR ALL” seven of its highly qualified director nominees: Rochelle R. Dobbs, George G. Ellison, Michael A. Eruzione, Leslie B. Fox, Wade J. Henderson, George “Whit” McDowell, and David B. Reiner.

Highlights from the letter include:

•	Board’s broad, diverse experience and relevant skills that have resulted in successful execution on the Company’s strategy to build a large, leading portfolio of affordable single-family rental homes;

•
The significant progress made on the Company’s strategic growth initiatives designed to generate long-term stockholder value, as evidenced by improved financial and operating results for the first quarter of 2019;

•
Front Yard’s amended, simplified and stockholder-friendly asset management agreement with Altisource Asset Management Corporation (“AAMC”), which was well received by the market, stockholders and analysts;

•
Front Yard’s actively engaged, independent and accountable Board of Directors (the “Board”), which is committed to strong corporate governance practices, ensuring proper oversight and acting in the best interests of all stockholders;

•
Snow Park Capital Partners and certain of its affiliates’ (collectively “Snow Park”) significant conflicts of interest given its substantial short position in Front Yard disclosed on page 21 of its proxy statement, and significant ownership stake in AAMC that put their interests at direct odds with those of Front Yard’s stockholders; and

•	Snow Park’s unqualified and unvetted director nominees, whose election to the Board would disrupt Front Yard’s successful transformation at a critical juncture.

Front Yard stockholders are reminded that their vote is extremely important, no matter how many shares they own. The Front Yard Board unanimously urges stockholders to protect the value of their investment by using the WHITE proxy card to vote “FOR ALL” of Front Yard’s director nominees. The Front Yard Board advises all stockholders to simply discard any Blue proxy card received from Snow Park. Instead, to follow the Board’s recommendation, stockholders should use the WHITE proxy card to vote “FOR ALL” seven of Front Yard’s director nominees.

The full text of the letter is below.

May 15, 2019

Dear Fellow Front Yard Residential Stockholder:

At our upcoming 2019 Annual Meeting of Stockholders on May 23, 2019, you will be asked to make an important decision regarding the future of Front Yard Residential Corporation (“Front Yard” or the “Company”), our Board of Directors (the “Board”), and ultimately the direction of our Company and the value of your investment.
Your Board and management team have transformed Front Yard into a single-family rental (“SFR”) equity REIT that is just beginning to achieve the benefits of scale in order to win in this environment and capture the significant upside potential in the U.S. housing market over the near- and longer-terms. This transformation is already delivering results and positioning Front Yard to create even more value in the future. We are confident in our prospects, and our latest quarterly results coupled with the renegotiation of our asset management agreement demonstrate that our Board has put Front Yard on the right path and is acting in the best interests of all stockholders.
Stockholders should also recognize that a vote on the Blue proxy card is a vote to replace three highly qualified, experienced directors with three unqualified, unknown and unvetted nominees who would not bring any new or relevant skills to the Board. Front Yard believes that the addition of the nominees put forth by Snow Park Capital Partners and certain of its affiliates (collectively “Snow Park”) to the Front Yard Board could result in significant disruption to the Company’s ongoing successful transformation. Furthermore, as discussed in greater detail below, stockholders are encouraged to consider Snow Park’s significant conflicts of interest given its substantial short position in Front Yard and significant ownership stake in the Company’s external asset manager, Altisource Asset Management Corporation (“AAMC”).
Please use the enclosed WHITE proxy card to vote “FOR ALL” of Front Yard’s director nominees: Rochelle R. Dobbs, George G. Ellison, Michael A. Eruzione, Leslie B. Fox, Wade J. Henderson, George “Whit” McDowell, and David B. Reiner. We urge you to vote by telephone, by Internet or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope provided.

Front Yard's Incumbent Board has a Track
Record of Execution, Presiding Over the Successful
Portfolio Transformation and Renegotiation of
Our Asset Management Agreement

Repositioning an entire company takes conviction, confidence and patience. Just over three years ago, Front Yard’s Board identified an untapped opportunity in the affordable SFR market and developed a clear plan to accelerate rental portfolio growth and become the leading provider of quality housing to working class families across the United States. In fact, as a result of the Company’s focus on affordable housing, Front Yard was able to obtain $508.7 million of 10-year, fixed rate financing as part of the largest loan under Freddie Mac's affordable SFR pilot program, a strong government-sponsored lender affirmation of the Company’s portfolio transformation strategy.

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Under the stewardship of our current Board, Front Yard has established its position as a market leader in this attractive, growing space and is now poised to reap the benefits and expects to deliver improved financial and operating performance. Since May 2016, our Directors have taken decisive steps to solidify the Company’s future:

•
Built Critical Mass of 15,000 Rental Homes - Acquired more than 11,000 additional revenue-generating SFRs since March 31, 2016 without raising additional equity capital, allowing the Company to achieve scale in several key target markets;

•	Exponentially Grew Rental Revenue from Long Term, Core Rental Portfolio - Increased first quarter rental revenues from $6.1 million as of March 31, 2016 to $52.6 million as of March 31, 2019;

•
Disposed of Nonstrategic Legacy Assets - Sold approximately 9,000 mortgage loans and non-rental real estate owned properties since March 31, 2016, to complete the transition from a mortgage REIT into a pure SFR equity REIT;

•
Internalized Property Management - Gained additional control over operating costs and resident relations by acquiring an internal property management platform and transitioning approximately 11,000 rental homes away from its external property management vendors;

•
Improved Asset Management Agreement - Negotiated a new, simplified and stockholder-friendly asset management agreement (the “Amended AMA”) with AAMC that creates a foundation for sustainable growth and includes a flexible market-based termination right; and

•
Strengthened Balance Sheet - Optimized financing arrangements by transitioning away from repurchase facilities into term loan facilities with significantly longer maturities, lower interest rates and less interest rate volatility, resulting in a weighted average debt maturity of 5.5 years as of the first quarter of 2019 with 92% of all debt having fixed or capped interest rate exposure.

Although these improvements have not materialized in stock price appreciation to date, these achievements are already generating results. The Company’s financial and operating results for the first quarter of 2019 are evidence of this progress:

•	Increased revenues by 32% to $52.6 million compared to the first quarter of 2018.

•	Core Funds from Operations per diluted share were $0.07 for the first quarter of 2019, up 47% compared to Q1 2018.(1)

•	Stabilized Rental Core Net Operating Income Margin was 62.7%.(1)

•	95.7% of stabilized rentals were leased at March 31, 2019.

•	Sold 576 non-core assets for proceeds of $125.3 million and a $7.5 million gain over carrying value during the first quarter of 2019.

Now that the internalization of property management and new fee structure under the Amended AMA are complete, these items should translate into growing returns and cash flows that will support stock price appreciation and improve total shareholder return (“TSR”).
__________________

(1)
Core Funds from Operations and Stabilized Rental Core Net Operating Income Margin are non-GAAP measures. Refer to the Reconciliation of Non-GAAP Financial Measures in Exhibit 99.1 to the Company’s Form 8-K, filed with the U.S. Securities and Exchange Commission on May 8, 2019, for further information and reconciliation to GAAP net loss.

The Amended AMA is the most recent example of the current Board’s proactivity, strategic vision, independence and focus on providing long-term stockholder value. The Amended AMA provides an improved fee structure that further aligns interests and incentivizes performance and disciplined growth while prioritizing near-term profitability targets, as well as ensuring that expenses as a percentage of real estate assets fall as we grow. The Board worked extensively with independent financial and legal advisors to ensure that the Amended AMA would meet or exceed market standards. Specifically, the Amended AMA:

•	Does NOT increase fees paid to AAMC until Front Yard reaches its stated target of $0.15 per share of quarterly Adjusted Funds from Operations (“AFFO”);

•	Decreases the management fees as a percentage of gross real estate assets as Front Yard grows to bring Front Yard’s G&A in line with larger industry peers;

•	Provides that no Incentive Fee is payable to AAMC until Front Yard achieves $0.60 per share of annual AFFO;

•	Employs an “Aggregate Fee Cap” to further ensure that G&A remains in line with market;

•	Further aligns interests with stockholders by incentivizing the manager to grow cash flow;

•	Unlike the former asset management agreement, provides Front Yard with the option to terminate the Amended AMA at any time for a reasonable, market-based termination fee; and

•	Reduces cost of raising new capital.

These important changes in the AMA were all designed to further improve Front Yard’s operating metrics, enable Front Yard to generate dividend-covering cash flows and improve TSR. In fact, the announcement of the Amended AMA on May 8, 2019 was well received by the market, our stockholders and the analysts that understand our business best. Front Yard’s stock price rose approximately 10% following the announcement of the Amended AMA.
We are confident that the Amended AMA, coupled with the completion of our internalization of property management well ahead of schedule and continued improvement in our operating metrics, position Front Yard to deliver long-term value to its stockholders, further increase scale and take advantage of the exceptional opportunity in the affordable SFR sector.

Snow Park is Highly Conflicted Given its
Substantial Short Position in Front Yard and
Significant Ownership Stake in AAMC

Snow Park is a highly conflicted hedge fund composed of short-term traders and is not a “true owner” of Front Yard given its significant stake in AAMC and substantial short position in Front Yard. On page 21 of its proxy statement, Snow Park states that it “has a short interest in 450,000 shares” of Front Yard, meaning that Snow Park’s economic exposure in the Company is less than 0.5%. In addition, Snow Park’s disclosed option positions further erode any true ownership interest in Front Yard.
Conversely, Snow Park owns more than a 5% interest in AAMC and discloses the following possible conflict of interest in its proxy statement: “Snow Park does not presently believe that its ownership of AAMC securities creates a conflict of interest; however, it acknowledges that in the future conflicts of interest could arise due to potential competing economic interests between AAMC and Front Yard.”

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Moreover, we believe the trader mentality that led Snow Park to sell Front Yard shares no fewer than 75 times in the last two years is fundamentally inconsistent with the current Board’s substantial efforts to build long-term stockholder value.
Snow Park’s public criticism of the Amended AMA is troubling in light of its acknowledged potential conflict of interest. The Company regularly engages with its stockholders, including Snow Park, and Snow Park has been a vocal advocate for several changes to the prior asset management agreement that were not in the best interests of Front Yard’s stockholders. Most notably, in a presentation to management, Snow Park recommended a new asset management agreement with a 20-year initial term and a termination for convenience fee “equal to the sum of the present values of Monthly Future Fees payable for the Remaining Term determined by assuming […] the present value of that fee by applying a discount rate to that fee equal to one-twelfth (1/12) the sum of the applicable Treasury Rate plus 300 basis points.”
If the Front Yard Board had ignored their fiduciary duties and instead accepted the Snow Park proposal, a termination for convenience exercised by the Company today would have resulted in a $175 million termination fee being payable to AAMC (approximately 12 times the 2018 aggregated management fees paid to AAMC), an industry-worst termination right for Front Yard, but an industry-best for AAMC. Instead, the Front Yard Board negotiated a termination for convenience fee of approximately $51 million (3 times the average aggregate fees actually paid to AAMC in the 3 prior years) if exercised today, in line with established industry norms. This is further evidence that the Board is focused on what is best for Front Yard’s stockholders, not AAMC’s.

Snow Park's Unqualified Nominees
Will Disrupt Our Progress and Process We Have in
Place to Execute on Our Strategic Initiatives

Furthermore, Snow Park’s nominees have little to no experience in the ownership and management of SFR homes and possess repetitive, finance-related backgrounds in business lines that Front Yard transitioned away from years ago. Moreover, Snow Park’s recent ill-informed and misleading assertions related to the Amended AMA demonstrate a fundamental lack of understanding of Front Yard’s business, how external management agreements are structured, and the broader SFR sector.
Based on its nominees’ credentials, Snow Park appears to erroneously equate experience in trading securities related to real estate with experience in business operations and the ownership and management of actual residential properties. Snow Park’s nominees also have limited public company board or management experience, and do not include a single female nominee. Accordingly, Snow Park’s nominees do not meet the standards Front Yard expects and stockholders deserve. Snow Park’s failure to present constructive plans to improve Front Yard’s performance and create long-term stockholder value serves as further evidence of their misunderstanding of the Company today and where it is headed.
This conflicted interest and lack of alignment with Front Yard stockholders, along with the Snow Park nominees’ lack of oversight experience, would drastically alter the composition of Front Yard’s boardroom to the detriment of all stockholders.
Replacing key Front Yard directors with Snow Park’s unqualified, unknown and unvetted nominees at this critical time would risk derailing Front Yard’s continued path toward growth and enhancing stockholder value. Snow Park’s nominees simply do not possess the skills required to help us execute on our transformation.

Front Yard's Board Has the Right Experience
and Necessary Skills to Drive Long-Term Stockholder Value

Looking ahead, Front Yard’s strategy is to build long-term stockholder value through the creation of a large SFR portfolio that we target operating at a best-in-class yield. As in years past, the Board’s active oversight and involvement in the execution of this strategy will be instrumental to its success, and we are confident that we have the right directors in place.
The Front Yard Board possesses the right combination of broad, diverse experience and skills pertinent to the Company’s direction and goals, including extensive experience in real estate management and investing, accounting, asset finance and transactions, and structured products. Below please find additional background information on Front Yard’s seven highly-qualified director nominees.

•
Rochelle R. Dobbs, Chair of the Board of Directors, has extensive mortgage, real estate, structured products and transactional experience. She is currently President of R Dobbs Partners LLC, a New York-based consulting firm focused on commercial real estate transactions, including debt restructures, distressed debt purchases, and debt/equity originations. Previously, Ms. Dobbs served as a Managing Director and Head of Real Estate Structured Finance (US) and Head of CMBS Capital Markets at Bank of America Merrill Lynch, and before that, she was a Managing Director and Head of Loan Origination at Chase Manhattan Bank where she managed a nationwide origination group for Chase’s newly created commercial mortgage backed securities business.

•
George G. Ellison, CEO of Front Yard and AAMC, has extensive mortgage, real estate, structured products and transactional experience. Prior to joining Front Yard and AAMC, Mr. Ellison spent nearly twenty years at Bank of America and its predecessor, NationsBank, where he most recently led the team that managed the valuation and disposition of Bank of America’s legacy mortgage loan portfolio and worked to resolve Bank of America’s representation and warranty litigation. Previously, he served as Global Head of the Structured Products division within Bank of America’s Investment Banking platform.

•
Michael A. Eruzione, who has a diverse background and experience in brand development and management and in representing major corporations as a spokesperson and motivational speaker, provides insight to the Board, particularly with respect to the development of the Company’s brand and strategic relationships. Mr. Eruzione was captain of the 1980 United States Olympic Hockey Team that won the gold medal in Lake Placid, NY.

•
Leslie B. Fox, who has been nominated to serve on the Board following the 2019 Annual Meeting, has extensive SFR and REIT experience. She most recently served as Chief Operating Officer and Executive Vice President of Invitation Homes LP, the largest owner/operator of single-family housing rentals in the United States, from March 2014 to March 2016, when she retired. Prior to joining Invitation Homes, Ms. Fox served as Chief Operating Officer of American Residential Communities LLC, one of the largest operators of manufactured housing communities in the country, and as the President of the affordable housing division at Equity Residential.

PLEASE VOTE THE WHITE PROXY CARD TODAY

•
Wade J. Henderson, whose vast experience with social justice issues, commitment to equality and experience with legislative advocacy, provides the Company with valuable insight into the needs of our prospective tenants and strategies for socially responsible growth. For more than two decades, Mr. Henderson has served as the President and CEO of The Leadership Conference on Civil and Human Rights and The Leadership Conference Education Fund. He engages in legislative advocacy on behalf of more than 200 national organizations to promote and protect the civil and human rights of all persons in the United States.

•
George Whitfield (“Whit”) McDowell, Chair of the Company’s Audit Committee and member of the Compensation Committee, has extensive asset finance experience and provides valuable insight to the Board in relation to the financing of the Company’s portfolio of SFR properties. In 2017, Mr. McDowell retired from his role as a Managing Director at Bank of America Merrill Lynch in Charlotte, NC, where he ran the Securitization Finance business for more than 20 years and was responsible for the Subscription Finance business at his retirement. Mr. McDowell is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

•
David B. Reiner has significant real estate investment expertise, particularly with respect to capital market activities, investment strategies and funding operations. Mr. Reiner served as a Managing Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor that manages private investment funds that make opportunistic real estate investments. Previously, he served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment fund, where he was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for GIM’s Investment Funds business and served on the Capital Markets Committee of Grosvenor Fund Management Ltd. Prior to that, Mr. Reiner was a Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc., a specialty real estate lender that provided mezzanine and bridge loans to the commercial real estate industry.

The addition of a seasoned real estate veteran such as Ms. Fox, alongside our existing experienced directors, would further bolster the Company’s deep-bench of Board talent, diverse experience and independent perspectives. Her background and relevant SFR industry knowledge will prove invaluable as Front Yard continues to grow.

Front Yard's Board is Committed to Acting
in the Best Interests of All Stockholders

The Front Yard Board is tailored to provide independent leadership and oversight. Importantly, the Company has separate Chair and CEO roles, all directors aside from the CEO are independent, and all of the Board’s committees are chaired by and consist of independent directors. The median tenure of our Board members is 3.5 years, and four new, independent directors have been added to our Board since 2015, ensuring fresh, diverse perspectives are consistently brought to the table.

Furthermore, Front Yard has robust Board oversight processes and procedures set in place. Board approval is required for a range of matters, including business performance, capital expenditures, employee/director matters and corporate governance, among others. The Board also regularly monitors and manages risk exposure throughout the business and the Company’s Investment Policy is reviewed by the Board annually.

The Front Yard Board has a consistent history of proactive and ongoing stockholder engagement. The Board welcomes and encourages open dialogue with stockholders and is highly responsive to your feedback. Over the past year, members of the Board and management have met with stockholders representing more than 50% of the Company’s outstanding stock. Initiatives undertaken based on stockholder feedback include internalization of property management, company rebranding, sales of non-performing loans, share buybacks and nomination of independent directors with accounting and SFR experience.

The Front Yard Board fosters a culture of transparency and accountability. With few exceptions, each director attended all meetings held by the Board in 2018 as well as all meetings held by the committees on which they serve. The Company conducts Board and committee self-assessments as well as director performance evaluations annually. Directors are also subject to strict stock ownership guidelines and we have a clawback policy in place to further incentivize stockholder alignment.
Front Yard’s acute focus on oversight and accountability enables the Board to pursue a course that enhances long-term stockholder value in a sustainable manner, while providing assurance that your investment is safeguarded.
Protect Your Investment
Please Vote the WHITE Proxy Card Today

With Front Yard on the path to long-term success and stockholder value creation, the election of a slate of nominees that lack the requisite management and operational experience in Front Yard’s core business at this important inflection point in our growth would disrupt the substantial progress our Company has made to date and put your investment at risk.
Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Front Yard by voting the WHITE proxy card “FOR ALL” of Front Yard’s seven experienced director nominees. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any proxy card sent to you by Snow Park.
On behalf of the Board and management team, we appreciate the continued support of Front Yard stockholders as we build value together.

Sincerely
,

Rochelle R. Dobbs	George G. Ellison
Chair of the Board of Directors	Chief Executive Officer

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PROXY CARD TODAY

If you have questions or need assistance in voting your shares on the WHITE proxy card, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
Stockholders may call toll-free at 1 (888) 750-5834
Banks and Brokers may call collect at 1 (212) 750-5833

__________________
Forward-Looking Statements The information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, industry and market conditions and the future composition of the Company’s Board. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to stockholders; our ability to acquire SFR assets for our portfolio, including difficulties in identifying assets to acquire; the impact of changes to the supply of, value of and the returns on SFR assets; our ability to successfully integrate newly acquired properties into our portfolio of SFR properties; our ability to successfully operate our internal property manager and perform property management services for our SFR assets at the standard and/or the cost that we anticipate; our ability to transition property management for the SFR properties currently managed by third party property managers to our internal property management platform; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or non-rental real estate owned asset sales to target SFR assets in a timely manner; our ability to sell non-rental real estate owned properties on favorable terms and on a timely basis or at all; the failure to identify unforeseen expenses or material liabilities associated with asset acquisitions through the due diligence process prior to such acquisitions; changes in the market value of our SFR properties and real estate owned; changes in interest rates; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to maintain our qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in our current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.
The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants in Solicitation The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2019 Annual Meeting. Information regarding the ownership of the Company’s directors and executive officers in the Company’s stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.